Exhibit 10.01

August 2, 2015

ASSET PURCHASE AGREEMENT

by and among

KENTUCKY FRONTIER GAS, LLC

and

PUBLIC GAS COMPANY

Dated as of August 5, 2015

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 5, 2015 (the “Effective Date”) by and among KENTUCKY FRONTIER GAS, LLC, a Colorado limited liability company (“Buyer”) and PUBLIC GAS COMPANY, a Kentucky corporation (the “Company” or “Seller”) as follows:

RECITALS

WHEREAS, Seller owns and operates, as a public utility with approval by the Kentucky Public Service Commission, a natural gas distribution business located in the Commonwealth of Kentucky counties of Breathitt, Jackson, Lawrence, Lee, Magoffin, Morgan, and Wolfe including, but not limited to all pipelines, meters, inventory (including gas), work in progress, rights of way, licenses, easements, pipeline interconnections, office equipment, leases, fixtures, machinery, equipment, pipe vehicles and Seller’s files and records pertaining to the same (the “Business”), and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the rights of Seller to the Purchased Assets (as defined herein) used in the Business, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Purchase and Sale

Section 1.01       Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in substantially all of the assets used in the operation of the Business (the “Purchased Assets”), free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance (“Encumbrance”).

Rights of Way. Seller transfers to Buyer any and all of its Rights of Way to access pipelines and meters along the Assets. Seller will sign a quitclaim deed to Buyer to transfer any rights appurtenant to the Asset pipelines and meters.

Section 1.02       Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include any real estate owned by the Seller or any of the assets set forth on Section 1.02 of the Disclosure Schedules, which are incorporated herein by this reference and made a part hereof (the “Excluded Assets”).

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Section 1.03       Assumption of Contracts and Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume all of the contracts identified on Schedule 1.03(a) (the “Assigned Contracts”) and agree to pay, perform and discharge all other liabilities and obligations of Seller relating to the Assigned Contracts and all other liabilities of Seller incurred in the ordinary course of business arising after the Closing (the “Assumed Liabilities”), except those liabilities and obligations specifically set forth in Section 1.03(b) of the Disclosure Schedules (the “Excluded Liabilities”). There shall be no adjustment to the Purchase Price as a result of the Assumed Liabilities. Other than the Assumed Liabilities, Buyer shall not assume any other contracts, liabilities, or obligations of Seller of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created.

Section 1.04      Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Purchased Assets shall be ONE MILLION NINE HUNDRD THOUSAND DOLLARS AND NO/100 ($1,900,000.00), payable as follows: (a) within three (3) business days after the Effective Date of this Agreement, Buyer shall deposit Fifty Thousand Dollars ($50,000) (the “Deposit”) with Community Trust Bank, Pikeville Kentucky (the “Escrow Agent”), which shall be credited against the Purchase Price at Closing, and (b) the balance of One Million Eight Hundred and Fifty Thousand Dollars ($1,850,000), shall be paid to Seller at the Closing (as defined herein) in cash, by wire transfer of immediately available funds in accordance with the wire transfer instructions to be delivered by Seller to Buyer prior to the Closing. If the Closing does not occur, the Deposit shall be disbursed in accordance with Section 5.10 hereof.

Section 1.05      Allocation of Purchase Price. Seller and Buyer agree to allocate the Purchase Price among the Purchased Assets for all purposes (including tax and financial accounting) as set forth in Section 1.05 of the Disclosure Schedules. Buyer and Seller agree to file all tax forms (including without limitation) IRS Form 8594, tax returns and claims for refunds in accordance with Section 1.05 of the Disclosure Schedules.

Section 1.06      Non-disclosure of confidential information. The Parties agree that information provided by Seller to Buyer pursuant to this Agreement is confidential and proprietary to the Seller and remains the property of the Seller until the purchase contemplated herein is completed. Any Financial Information, Customer Contracts, or other information provided to Buyer remains the confidential and proprietary information of the Seller until a sale is completed and the Assets are transferred. Until such time, Buyer shall treat all such information as confidential and proprietary to Seller and take all commercially reasonable steps to protect the provided information. To the extent Buyer is required to disclose confidential information obtained from or related to Seller to obtain regulatory of financing approvals, it shall maintain confidentiality to the extent required by or allowed by those agencies.

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ARTICLE II

Closing

Section 2.01       Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place no later than 10 business days following the date on which the last of the conditions to Closing set forth in Section 2.03 have been waived or satisfied (other than conditions which, by this nature, are to be satisfied on the Closing Date), or on such other date as Buyer and Seller may mutually agree in writing. The Closing shall take place at the office of Gas Natural, Inc. in Cleveland, Ohio, or at such other location as the Parties may mutually agree in writing (the “Closing Date”). The parties may mutually agree to effectuate the Closing by exchanging documents using e-mail, fax, or overnight courier by depositing all the deliverables, including evidence of deposit in the Seller’s designated account of the Purchase Price, with the designated Escrow Agent. With the execution of this Agreement, the parties will provide written instructions to the Escrow Agent detailing the duties and responsibilities of the Escrow Agent as it relates to the disposition of the Deposit and Closing Deliverables, consistent with the terms of this Agreement. Buyer shall be entitled to possession of the Assets and to begin operating the distribution system on the Closing Date.

(a.) After the Effective Date and subject to Closing, if Seller receives any payments or invoices from any third parties relating to the operations of the Assets and attributable to the period after the Effective Date, Seller shall promptly make delivery thereof to the Buyer.

(b.) In the same manner, if Buyer receives any payments or invoices from any third parties relating to the operations of the Assets and attributable to the period before the Effective Date, Buyer shall promptly make delivery thereof to Seller.

Section 2.02       Closing Deliverables.

(a)          At the Closing, Seller shall deliver to Buyer the following:

(i)          a Bill of Sale in the form of Exhibit B hereto (the “Bill of Sale”) and duly executed by Seller, transferring the Purchased Assets to Buyer;

(ii)         an Assignment and Assumption Agreement in the form of Exhibit C hereto (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the contracts and Assumed Liabilities;

(iii)        copies of all consents, approvals, waivers and authorizations referred to in Section 3.03 of the Disclosure Schedules;

(iv)        a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Seller certifying as to (A) the resolutions of the board of directors of Seller, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the documents to be delivered hereunder;

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(v)         a certificate, dated as of the Closing date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 2.03 have been satisfied; and

(vi)        such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement, including but not limited to:

(a)          Copies of records related to customers conveyed to Buyer;

(b)          Monies inclusive of interest accumulated currently held by Seller as deposits for customers being conveyed to Buyer;

(c)          Maps, easements, rights of ways, permits, customer lists, and rate sheets.

(b)          At the Closing, Buyer shall deliver to Seller the following:

(i)          the Purchase Price;

(ii)         the Assignment and Assumption Agreement duly executed by Buyer;

(iii)        copies of all consents and authorizations referred to in Section 2.03(c) of the Disclosure Schedules;

(iv)        a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Buyer certifying as to (A) the resolutions of the board of directors of Buyer, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement and the documents to be delivered hereunder;

(v)         a certificate, dated as of the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 2.03 have been satisfied;

(vi)        such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to this Agreement, including but not limited to a written acknowledgement of the Buyer that it is not a Foreign Investor, as defined under the Foreign Investment in Real Property Tax Act (“FIRTPA”).

Section 2.03       Conditions to Closing. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)          No governmental authority shall have enacted, issued, promulgated, enforced or entered any governmental order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)          No action shall have been commenced against Buyer or Seller, which is reasonably likely to prevent the Closing. No injunction or restraining order shall have been issued by any governmental authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

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(c)          The transactions contemplated hereby shall have been approved by the Kentucky Public Service Commission (the “KPSC”) upon terms and conditions reasonably satisfactory to each party as well as any other identified regulatory or financial releases needed to transfer the Assets.

(d)          The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(i)          All representations and warranties of Seller contained in this Agreement or in any document or writing delivered by Seller in connection with this Agreement shall have been true and correct in all material respects when given and as of the Closing Date.

(ii)         Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; and

(iii)        Seller shall have delivered to Buyer the deliverables listed in Section 2.02(a) and such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(iv)        Since the date of the Financing Statements, there shall have been no event, occurrence, fact, condition or change that is or could reasonably be expected to become materially adverse to the operation of the Business, but specifically excluding any event, fact, condition or change resulting from (i) any change in economic conditions, generally or in any of the industries or markets in which the Company is operated; (ii) any omission to act or action taken with the consent of Buyer (including those omissions to act or actions taken which are permitted by this Agreement); or (iii) changes in cash flow, net income and/or gross margin resulting from seasonal fluctuations similar to those which have historically occurred in the Business of the Company.

(e)          The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(i)          All representations and warranties of Buyer contained in this Agreement or in any document or writing being delivered by Buyer in connection with this Agreement shall have been true and correct in all material respects when given and as of the Closing Date.

(ii)         Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; and

(iii)        Buyer shall have delivered to Seller the deliverables listed in Section 2.02(b) and such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

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(iv)        Seller shall have received all applicable required consents set forth in Section 3.03 of the Disclosure Schedules in a form acceptable to Seller in its sole discretion.

ARTICLE III

Representations and warranties of seller

Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof. For purposes of this Article III, “Seller’s knowledge,” “knowledge of Seller” and any similar phrases shall mean the actual knowledge of any director or officer of Seller without investigation.

Section 3.01       Organization and Good Standing. Seller is a Kentucky company in good standing under the laws of the Commonwealth of Kentucky duly qualified and authorized to do business as a utility in good standing in the Commonwealth of Kentucky.

Section 3.02       Authority. Seller has full power and authority to enter into this Agreement, and this Agreement constitutes a valid and binding obligation of Seller and is enforceable against Seller according to its terms.

Section 3.03       No Defaults. The execution, delivery and performance at the Closing of this Agreement by the Seller will not (i) conflict or result in a violation or breach of, or default under, any provision of the Certificate of Incorporation, by-laws or other organizational documents of the Company, (ii) result in the creation of any encumbrance on the Purchased Assets, or (iii) conflict with, or result in a breach of, any law, order, judgment, decree or regulation binding on Buyer. Except for the “Required Consents”, as identified in Section 3.03 of the Disclosure Schedules, no consent, approval, waiver or authorization is required to be obtained by Seller from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.04       Title to Purchased Assets. As of the Closing Date, Seller will own and have good title to the Purchased Assets, free and clear of Encumbrances.

Section 3.05      Condition of Assets. Buyer has inspected the Purchased Assets and Seller shall maintain the Purchased Assets in their current condition, ordinary wear and tear excepted, between the Effective Date and the Closing. The Purchased Assets comprise all of the assets necessary for the operation of the Business as currently conducted.

Section 3.06       Assigned Contracts. With the signing of this Agreement, Seller has delivered to Buyer copies of all Assigned Contracts. The Assigned Contracts have not been further modified or amended or assigned, whether as collateral security or otherwise (except for any collateral security assignments that will be released as of the Closing Date), and are in full force and effect; to Seller’s knowledge there are no existing defaults by Seller under the Assigned Contracts; to Seller’s knowledge, no event has occurred or does any circumstance exist which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute any default. Except as otherwise provided in Schedule 3.03 (Required Consents) all Assigned Contracts are assignable without the consent of any third party.

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Section 3.07       Compliance With Laws. To Seller’s knowledge, Seller has complied, and is now complying, with all applicable federal, state and local laws and regulations applicable to ownership and use of the Purchased Assets.

Section 3.08       Litigation. Seller has not received notice that it is or may be in violation of any material order, writ, injunction, rule, regulation or decree of any court or of any federal, state, municipal or other governmental authority or agency having jurisdiction with respect to the Purchased Assets or the Business. Seller is not engaged in any legal action or other proceeding which would have a material adverse effect on the Purchased Assets or the Business and to Seller’s knowledge, no such action has been threatened.

Section 3.09      Financial Statements. Schedule 3.09 of the Disclosure Schedules contain Seller’s Financial Statements for the period ending [June 30, 2015] (the “Financial Statements”). The Financial Statements were prepared from the books and records of the Business using the same accounting principles, procedures, policies, and methods applied on a consistent basis throughout the periods covered, are accurate and complete in all material respects and present fairly the financial condition and the results of operations and changes in cash flows of the Business as of the dates and for the periods indicated in all material respects.

Section 3.10      Brokers and Finders. The Seller has not taken any action with respect to any broker or finder which would give rise to any liability on the part of Buyer or incurred any liability for brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement which would give rise, to any liability on the part of Buyer.

Section 3.11      No Undisclosed Liabilities. Seller shall have no liability or obligation as of the Closing Date that would be required to be disclosed on a balance sheet prepared from the books and records of the Business, except for the liabilities and obligations of the Company (i) disclosed or reserved against in the Financial Statements, or (ii) incurred or accrued in the ordinary course of business since the date of the Financial Statements.

ARTICLE IV

Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof. For purposes of this Article IV, “Buyer’s knowledge,” “knowledge of Buyer” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Buyer, after due inquiry.

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Section 4.01       Organization and Good Standing. Buyer is a Colorado limited liability company and is in good standing under the laws of the Commonwealth of Kentucky and is duly qualified and authorized to do business as a utility in good standing in the Commonwealth of Kentucky.

Section 4.02     Authority. Buyer has full power and authority to enter into this Agreement, and this Agreement constitutes a valid and binding obligation of Buyer and is enforceable against Buyer according to its terms.

Section 4.03       No Defaults. The execution, delivery and performance at the Closing of this Agreement by Buyer will not (i) conflict with or result in a violation or breach of, or default under, any provision of the Articles of Organization, Operating Agreement, or other organizational documents of Buyer, or (ii) conflict with, or result in a breach of, any law, order, judgment, decree or regulation binding on Buyer.

Section 4.04       Brokers and Finders. The Buyer has not taken any action with respect to any broker or finder which would give rise to any liability on the part of Seller or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement which would give rise, to any liability on the part of Seller.

Section 4.05      Consents and Approvals. Except for the approval of the KPSC as described in Section 2.03(c) no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required by Buyer in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.06       Litigation. Buyer is not engaged in any legal action or other proceeding which would affect Buyer’s ability to close the transaction contemplated by this Agreement and to Buyer’s knowledge no such action has been threatened.

Section 4.07       Knowledge. Buyer has no knowledge of any present facts or circumstances relating to Buyer which would materially adversely affect the ability of it to perform its obligations under this Agreement.

Section 4.08       Knowledge of Inaccuracies. Buyer will promptly notify the Seller if at any time prior to the Closing if Buyer acquires knowledge of any inaccuracy in the Disclosure Schedules or in any of the representations made by Seller in this Agreement. If Buyer fails to notify Seller of any inaccuracy in the Disclosure Schedules or in any of the representations made by Seller herein and it is determined that Buyer had actual notice of the same prior to Closing, then Buyer will be deemed to have waived and released any and all claims resulting from or arising out of such false or inaccurate representations or warranties.

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Section 4.09       Investigations. Buyer acknowledges that it has been furnished with and has an opportunity to read this Agreement and all materials relating to the Business. Buyer further acknowledges that it has been given ample opportunity to ask questions and request information of, and receive answers from Seller concerning the Business, including but not limited to information relating to the business, finances, operations, and prospects of the Business.

Section 4.10      Financial and Technical Capability. Subject to Public Service Commission regulations and approvals Buyer will have the financial capability to consummate the transaction pursuant to the terms and conditions of this Agreement, and has the experience and technical know-how to continue to provide safe and reliable services to the customers of the Company.

Section 4.11      Disclaimer. Except for the representations and warranties of Seller expressly set forth in this Agreement, Buyer understands and agrees that the Purchased Assets are being acquired “as is, where is” on the Closing Date, and that Buyer is relying on its own examination of the Purchased Assets. Without limiting the generality of the foregoing and except for the representations and warranties of Seller expressly set forth in this Agreement, Buyer understands and agrees that Seller expressly disclaims any representations or warranties as to the operation of the Business and the Purchased Assets, including the condition, value or quality of the Purchased Assets or the prospects, liabilities, risks and other incidents of the Purchased Assets and any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to the Purchased Assets or any part thereof, or as to the workmanship thereof or the absence of any defects therein, whether latent or patent. Buyer further agrees that, except for the representations and warranties of Seller expressly set forth in this Agreement and in the Disclosure Schedules and exhibits attached hereto, no due diligence materials or other information or materials provided by, or communication made by, Seller or any representative of Seller will constitute, create or otherwise cause to exist any representation or warranty whatsoever, whether or not expressly disclaimed by the foregoing.

ARTICLE V

Covenants

Section 5.01       Public Announcements. Unless otherwise required by applicable law, neither party shall make any public announcements regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed). The parties acknowledge and agree that this Section shall not (i) prohibit Seller for filing a Form 8-K with the Securities and Exchange Commission, including with any other required public securities, stock exchange, regulatory or other filing, or (ii) prohibit Buyer from filing for any governmental application or consent pursuant to Section 5.06 or from disclosing this Agreement and the terms of sale to any financial institution for the purpose of securing funds for the purchase.

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Section 5.02      Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees (and Seller shall cooperate with respect thereto as necessary).

Section 5.03       Conduct of Business Pending Closing. Seller agrees that from the Effective Date of this Agreement until the Closing Date, unless otherwise consented to by Buyer in writing, Seller will carry on the Business in the ordinary course in substantially the same manner as normally conducted including, without limitation, all sales, purchases, contractual dealings, management of stocks and employee relations, and will not enter into any agreement or make any commitment relating to the Business except in the ordinary course of business and consistent with past practice.

Section 5.04      Access to Information. From the date hereof until the Closing, Seller shall (a) afford Buyer and its representatives reasonable access to and the right to inspect all of the properties, assets, premises, books and records, contracts and other documents and data related to the Seller’s business; (b) furnish Buyer and its representatives with such financial, operating and other data and information related to the Seller’s business as Buyer or any of its representatives may reasonably request; and (c) instruct the representatives of Seller to cooperate with Buyer in its investigation of the Seller’s business and the Purchased Assets.

Section 5.05       Hiring of Seller’s Employees. It is Buyer’s non-binding intention, as of the Closing Date, to offer employment to all employees of the Seller then employed by Seller in the Business (collectively the “Employees”), all such offers of employment to be pursuant to Buyer’s standard employment practices and policies. Buyer’s intent to offer employment to such Employees as of the Closing Date shall not create any written or oral contractual right of employment on the part of any such Employee, except as otherwise agreed by the parties in writing.

Section 5.06       Governmental Approvals and Consents. The Buyer shall, as promptly as possible, after the Effective Date: (i) make, or cause or be made, all filings and submissions required under any law applicable to such party or any of its affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all governmental authorities, including, but not limited to the KPSC, that may be or become necessary for the execution and delivery of this Agreement and the performance of the parties obligations pursuant to this Agreement. The Seller shall cooperate fully with the Buyer and its affiliates in seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. Seller shall file all necessary filings with the United States SEC as required for the transaction contemplated under this Agreement (if any). Failure of Buyer to obtain any Governmental approval does not invoke the terms of Article VI.

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Section 5.07       Bulk Sales Laws. The parties hereby waive compliance as to each other with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Assets to Buyer. Any taxes that may be imposed by a government pursuant to any such bulk sales laws shall be borne exclusively by Buyer.

Section 5.08      Customer Credit and Prepayments. Buyer shall honor all customer prepayments, deposits and credits on the books and records of Seller, set forth in Schedule 5.08 of the Disclosure Schedules, as of the Closing Date, without further charge or liability to Seller.

Section 5.09       Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.

Section 5.10      Expenses. If Buyer fails to satisfy any of the “Conditions to Closing” in Section 2.03, that it is responsible for and Buyer notifies Seller of its inability to meet those “Conditions to Closing” then all legal fees, costs and expenses incurred by the Seller to such date (collectively, the “Transaction Expenses”) shall be borne by the Buyer. Upon such occurrence, Seller shall deliver a statement of such Transaction Expenses to Buyer and to Escrow Agent and Escrow Agent shall, within three (3) days of its receipt of such statements, deliver to Seller the portion of the Deposit required to pay the statement. If the Transaction Expenses are in excess of the Deposit, Buyer shall within three (3) days of its receipt of the statement, pay the difference to Seller. If the Deposit is in excess of the Transaction Expenses, the remainder of the Deposit shall be paid to Buyer. In addition, all legal fees, costs and expenses of any hearing or administrative filing with any governmental agency required for the approval of the transactions contemplated by this Agreement, shall be borne by the Buyer.

Section 5.11       Removal of Assets. Seller will not enter into any agreement or contractual arrangement providing for, or requiring the sale of, any of the Purchased Assets during the force and effect of this Agreement beyond those transactions conducted in the ordinary course of the Seller’s operation of the business.

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ARTICLE VI

Indemnification

Section 6.01       Survival. All representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the Closing for a period of twelve (12) months.

Section 6.02       Indemnification by Seller. Subject to the limitations contained in this Article VI, Seller shall defend, indemnify and hold harmless Buyer, its affiliates and their respective members, directors, officers and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements (collectively, the “Damages”), arising from or relating to:

(a)          any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any document to be delivered hereunder;

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any document to be delivered hereunder;

(c)          any Excluded Asset or Excluded Liabilities;

(d)          any liability relating to any employee benefit plan of Seller or Seller’s parent company (if any) or any of their affiliates, as set forth in Schedule 6.02 of the Disclosure Schedules;

(e)          Any liability relating to the employment or termination of employment of any employee by Seller prior to the Closing Date;

(f)          liability of Buyer and/or Seller for unpaid federal, state or local, income, sales and intangible taxes for the period prior to the Closing;

(g)          liabilities under laws governing workers’ compensation, unemployment compensation, social security or income tax withholding for the period prior to the Closing.

Section 6.03      Indemnification By Buyer. Subject to the limitations contained in this Article VI, Buyer shall defend, indemnify and hold harmless Seller, its affiliates and respective stockholders, directors, officers and employees from and against all Damages, arising from or relating to:

(a)          any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any document to be delivered hereunder;

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any document to be delivered hereunder;

(c)          any Assumed Liability; or

(d)          any Assigned Contracts.

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Section 6.04       Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a person or entity who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may reasonably deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed).

Section 6.05       Certain Limitations.

(a)          The amount which an Indemnifying Party is or may be required to pay to an Indemnified Party in respect of Damages for which indemnification is provided under this Agreement will be reduced by any amounts actually received (including amounts received under insurance policies) by or on behalf of the Indemnified Party from third parties (net of out-of-pocket costs and expenses (including reasonable legal fees and expenses) incurred by such Indemnified Party in connection with seeking to collect and collecting such amounts), in respect of such Damages (such net amounts are referred to herein as “Indemnity Reduction Amounts”). If any Indemnified Party receives any Indemnity Reduction Amounts in respect of an Indemnified Claim for which indemnification is provided under this Agreement after the full amount of such Indemnified Claim has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such Indemnified Claim and such Indemnity Reduction Amounts exceed the remaining unpaid balance of such Indemnified Claim, then the Indemnified Party will promptly remit to the Indemnifying Party an amount equal to the excess (if any) of (i) the amount theretofore paid by the Indemnifying Party in respect of such Indemnified Claim less (ii) the amount of the indemnity payment that would have been due if such Indemnity Reduction Amounts in respect thereof had been received before the indemnity payment was made. An insurer or other third party who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to any benefit they would not be entitled to receive in the absence of the indemnification provisions by virtue of the indemnification provisions hereof. Seller and the Buyer will, and will use commercially reasonable efforts to cause their respective representatives to, pursue promptly any claims or rights it may have against all third parties which would reduce the amount of Damages for which indemnification is provided under this Agreement.

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(b)          Anything contained in this Agreement to the contrary notwithstanding, the Seller will have no obligation to indemnify the Buyer with respect to any matter if the Damages arise from a change in the accounting or tax policies or practices of the Seller on or after the Closing Date.

(c)          Anything contained in this Agreement to the contrary notwithstanding, neither the Buyer nor the Seller will be entitled to any recovery under this Agreement for special, punitive, exemplary, incidental, indirect or consequential damages, lost profits or diminution in value.

Section 6.06       Dollar Limitations.

(a)          Anything contained in this Agreement to the contrary notwithstanding, in no event will the aggregate amount for which the Seller shall be responsible to indemnify the Buyer, and for which the Buyer shall be responsible to indemnify the Seller, for any and all claims under this Agreement exceed, and the Seller’s or Buyer’s aggregate liability for any and all claims under this Agreement shall be limited to, an amount equal to $50,000 (the “Cap”).

(b)          Anything contained in this Agreement to the contrary notwithstanding, no monetary amount will be payable by the Seller to the Buyer, or Buyer to Seller, with respect to the indemnification of any claims pursuant to this Article VI until the aggregate amount of Damages actually incurred by the Buyer with respect to such claims against the Seller, or by the Seller with respect to such claims against the Buyer shall exceed on a cumulative basis an amount equal to $25,000 (the “Deductible”), in which event the Seller, or Buyer (as applicable) shall be responsible only for the amount in excess of the Deductible. Notwithstanding the foregoing, the Deductible shall not be applicable to indemnification claims against Seller relating to the Excluded Liabilities. In connection with any claim for indemnification, the Buyer will promptly provide Seller with written notice of all claims included in the Deductible and copies of all documents reasonably requested by the Seller relating thereto.

Section 6.07       Tax Treatment of Indemnification Payments. All indemnification payments made by Seller under this Agreement may be treated by Buyer as an adjustment to the Purchase Price for tax purposes, unless otherwise required by law.

Section 6.08       Effect of Ancillary Documents. For purposes of this Agreement or contained in or made pursuant to any closing certificate or other instrument or agreement, Seller’s representations and warranties shall be deemed to include the Schedules and all other documents or certificates delivered by or on behalf of Seller pursuant to in connection with this Agreement.

Section 6.09       Exclusive Remedy. To the fullest extent permitted by applicable law, the indemnification provided in this Article VI and specific performance pursuant to Section 8.13 shall be the sole and exclusive remedies available to each of the parties for any matters in connection with this Agreement and the transactions contemplated hereby.

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Section 6.10       Exception. Notwithstanding the foregoing, the limitations set forth in Sections 6.01 and 6.06 of this Agreement shall not be applicable to the indemnification claims brought by Buyer under section 6.02 (c) and (f) hereof.

ARTICLE VII

Termination

Section 7.01       Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a)          by the mutual written consent of the Seller and the Buyer; or

(b)          by the Seller if the Required Consents are not obtained by 5:00 p.m. Eastern standard time (EST) on November 30, 2015 (the “Walk-Away Date”). However, if as of 5:00 p.m. Eastern standard time on November 30, 2015 all other Required Consents are obtained other than Kentucky Public Service Commission approval then November 30, 2015 shall be substituted with December 31, 2015 ; or

(c)          by the Buyer, if the Seller shall have materially breached any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach (x) would give rise to the failure of a condition set forth in Section 2.03 and (y) cannot be cured by the Seller by the Walk-Away Date; or

(d)          by the Seller, if the Buyer shall have materially breached any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach (x) would give rise to the failure of a condition set forth in Section 2.03 and (y) cannot be cured by the Buyer by the Walk-Away Date.

(e)          by the Buyer if a substantial portion of the Purchased Assets are damaged or destroyed by fire, storm, or any other casualty (collectively, a “Casualty”) prior to the closing date. Seller assumes all risk of destruction, loss or damage due to fire, storm, or any other casualty prior to the Closing Date. Upon such destruction, loss, or damage of the facility, or a substantial part of Sellers’ assets or its inventory, Buyer shall have the option to terminate this Agreement and in the event of the exercise of such option all rights of Buyer and Seller shall terminate without liability to any party. Buyer shall notify Seller within seven (7) days after receiving written notice of said destruction, loss or damage of the decision to terminate this Agreement. If Buyer does not timely notify Seller of termination, this Agreement shall remain in full force and effect, provided, however, that the Purchase Price shall be adjusted to reflect such destruction, loss or damage, and if Buyer and Seller are unable to agree upon the amount of such adjustment, the agreement will stand terminated. If this Agreement remains in full force and effect subsequent to such loss or damage, Buyer shall receive the insurance proceeds paid as a result of such Casualty, subject to adjustments made agreed upon by Buyer and Seller to the purchase price.

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(f)          by the Buyer if Lost and Un-accounted for gas (L&U) as calculated for the distribution systems (Purchased Assets) exceeds an average of 5% for the latest 12 month period available,

(g)          by the Buyer if the amount of bare steel pipe in service as a part of the Purchased Assets exceeds 7000 feet.

(h)          by Buyer if Buyer is unable to obtain adequate gas transportation and /or gas supply commitments from Jefferson Gas, LLC.

(i)          by Buyer if Buyer determines that information obtained from Seller is incorrect, incomplete, or inaccurate.

Section 7.02       Effect of Termination. In the event of the termination of this Agreement as provided in this Article VII, written notice thereof shall be given to the other party, specifying the provision hereof pursuant to which such termination is made and this Agreement shall forthwith become null and void and there shall be no liability on the part of the Buyer or the Seller or their respective directors, officers, and Affiliates, except nothing shall relieve any party from liability for fraud or any breach of this Agreement.

ARTICLE VIII

Miscellaneous

Section 8.01       Expenses. Except as otherwise declared in Section 5.10 hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 8.02      Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section):

If to Seller:	Public Gas Company, c/o Gas Natural, Inc. One Cleveland Center 1375 East 9th Street Cleveland, OH 44114 Attention: Gregory Osborne E-mail: gosborne@egas.net

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With a copy to:	Public Gas Company, c/o Gas Natural, Inc. One Cleveland Center 1375 East 9th Street Cleveland, OH 44114 Attention: Vincent Parisi E-mail: vparisi@egas.net

If to Buyer:	Kentucky Frontier Gas, LLC 4891 Independence Street, Suite 200 Wheat Ridge, CO 80033 Attention: Robert J. Oxford Facsimile: 303-422-6105 E-mail: igsinc@att.net

with a copy to:	John Hughes, Esq. 124 West Todd Street Frankfort, KY 40601 E-mail: jnhughes@johnnhughespsc.com 502 227 7270: Phone

Section 8.03      Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.04       Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 8.05       Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

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Section 8.06       Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.07       No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.08       Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

Section 8.09       Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.10      Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Kentucky without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Kentucky or any other jurisdiction).

Section 8.11       Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any federal court of the United States of America or the courts of the Commonwealth of Kentucky in the County where Seller or the Purchased Assets are primarily located, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Section 8.12     Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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Section 8.13       Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.14       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 8.15       Disclosure Schedules. Seller shall update the Disclosure Schedules prior to Closing to list any additional matters or events that arise between the Effective Date and the Closing Date.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Public Gas Company
By Gas Natural, Inc. its sole shareholder

By:	/s/ Gregory J. Osborne
Name:	Gregory J. Osborne
Title:	President & CEO

Kentucky Frontier Gas, LLC

By:	/s/ Robert J. Oxford
Name:	Robert J. Oxford
Title:	Owner—Manager

[Signature Page to Asset Purchase Agreement]